Exhibit 10.18

SAVVIS, Inc.

2010 Annual Incentive Plan

I.	Purpose:

The purpose of the SAVVIS, Inc. 2010 Annual Incentive Plan (the “2010 Incentive Plan”) is to attract, retain and motivate key managers and senior leaders of SAVVIS, Inc. and its affiliates (“SAVVIS” or the “Company”) with rewards that are based on the achievement of Company and/or Business Unit performance measures and specific individual objectives. The participants in the 2010 Incentive Plan are employees with responsibility for managing, directing and leading the performance of the Company.

II.	Eligibility:

Employees who are in identified exempt manager and above roles, or local equivalents for employees located outside the U.S., who are not on any sales or revenue specific compensation plan or any other incentive or commission-type compensation plan, and who are actively employed as of January 1, 2010, are eligible to participate in this 2010 Incentive Plan (each a “Participant”). New employees who otherwise meet all eligibility criteria can become Participants if hired or promoted by August 31, 2010. Individuals who would otherwise qualify as Participants but who are working on a Performance Improvement Plan or written reprimand, temporary employees, independent contractors and interns are not eligible.

Under normal circumstances, employees must be regularly working 30 hours or more per week to be considered eligible to participate. Where applicable, local law will take precedence over the general treatment of part-time workers.

2010 Incentive Plan awards are not vested or earned until the actual payment date of the award. Participants must be on active employment status on the payment date in order to receive a payment. If an otherwise eligible Participant is on an approved leave of absence on the payment date, the Participant will be eligible for an award payment on return to active employment status on or after the payment date. Payments may also be prorated for Participants on approved unpaid leave status for periods longer than four weeks during 2010. 2010 Incentive Plan awards will be prorated for Participants not employed for a full year period; no payment will be made unless the Participant has been employed at least 4 months in the calendar year. In the event of a Participant’s death, the Participant’s estate may be entitled to a discretionary payment of an award prorated for the amount of time that the Participant was employed with the Company during the calendar year in an amount not to exceed 100% of the Participant’s target if awards are made under the 2010 Incentive Plan. Unless otherwise provided in an employment agreement, payments will be made to the Participant’s estate at the same time all other awards are paid under the 2010 Incentive Plan.

III.	Effective Date

The 2010 Incentive Plan applies to performance for the period from January 1, 2010, to December 31, 2010, (the “Plan Year”) only, and supersedes any and all prior bonus and incentive plans applicable to that period

IV.	Payment Terms and Plan Overview

A.	2010 Incentive Plan awards will be determined as soon as possible after the close of the Company’s 2010 fiscal year on December 31, 2010.

B.	Plan awards are payable annually and are not earned until the actual payment date, expected to occur after December 31, 2010 and prior to March 31, 2011. Plan awards may be in amounts that are below, equal to or in excess of the Participant’s target award based on the achievement of Company and/or Business Unit performance measures and specific individual objectives, subject to any Plan limitations herein.

C.	Plan awards for Participants will be payable in a combination of cash and shares of common stock. The portion of the award payable in common stock will become fully vested on the achievement of Company and/or Business Unit performance measures at target and, as determined in the Company’s discretion, receiving at least an overall Meets Expectations individual rating on both results (“What”) and competencies (“How”) under the Savvis Performance appraisal process, provided that the Participant’s employment continues on the vesting date, subject to the Company’s discretion to determine how many, if any, shares will vest. Awards of shares of common stock are subject to the terms of the 2003 Restated and Amended Incentive Compensation Plan, to the terms of the Participants’ restricted stock unit agreements and other restrictions and limitations generally applicable to equity held by Company executives or otherwise required by law. The portion of the plan award that can be paid in shares of common stock is the first 50% of the annual target award for each Participant.

D.	Awards are determined based on the terms of this Plan, on achievement of Company and/or Business Unit performance measures and specific individual objectives over the full calendar year.

E.	2010 Incentive Plan awards are subject to payroll taxes and any other statutory withholdings.

F.	For purposes of determining the amount of awards, base salary is determined based on any pro-rated salary changes to the base annualized salary during the calendar year.

G.	Plan awards for Participants that change target categories during 2010 will typically be applied pro-rata to their award calculation but this is in the discretion of the Company.

H.	In the event of an acquisition or other unusual event, the Compensation Committee of the Board of Directors of SAVVIS (the “Compensation Committee”) can make any adjustments to the 2010 Incentive Plan that are deemed appropriate to reflect the transaction or event, in its sole discretion.

I.	Participants may receive a bonus that is less than, equal to or greater than their individual bonus target based on the total bonus pool funding available, a discretionary assessment of individual performance, and other discretion of the Company. Awards are established as a factor of individual bonus targets and will be paid based on pool funding and an assessment of individual performance. Bonus pool funding will be triggered when certain Net Revenue and adjusted gross EBITDA targets are attained, along with certain strategic objectives. The cash is then awarded to individual Participants, and vesting in restricted stock unit grants is determined, based on assessed performance.

V.	Discretionary Nature of Awards

Under all circumstances, the 2010 Incentive Plan and any payments or awards made under the 2010 Incentive Plan are entirely discretionary. The Compensation Committee has full discretion to determine the amount of award and whether to make any awards even if Company and/or Business Unit performance measures and specific individual objectives are achieved. The information set forth in this 2010 Incentive Plan is intended only to provide general guidelines, should the Compensation Committee decide, in its sole discretion, that plan award payments should be made. The guidelines should not be construed as a promise that any plan award payments will be made. Plan award payments are not guaranteed, automatic, promised or contractually required. They will be awarded in the discretion of the Compensation Committee, based on Company and/or Business Unit performance measures and specific individual objectives and other considerations. Nothing in this 2010 Incentive Plan affects, or shall be construed to affect, the at-will nature of any Participant’s employment with the Company and nothing in this plan should be interpreted as having contractual significance.

VI.	Methodology

Each Participant in the 2010 Incentive Plan will be assigned an award target that will be expressed as a percentage of his or her annual base salary. These award targets vary by level of responsibility in the organization. The establishment of these award targets and classifications of employees in the various categories rests with the sole discretion of the Company. There are different target levels for each of two groups of Participants (Group A and Group B), as shown in Table 1 below.

If the Compensation Committee determines to make any award payments, the payments will be made based on the Company’s achievement of Company and/or Business Unit performance measures set by the Compensation Committee, an assessment of individual performance against individual objectives and each Participant’s award target, all in the discretion of the Compensation Committee or Company as applicable. Net Revenue for plan purposes will be as per Company accounting policy consistent with Generally Accepted Accounting Principles (GAAP). Adjusted gross EBITDA for plan purposes will be Adjusted EBITDA (income from operations before depreciation, amortization and accretion, gains and losses on sales of assets, and non-cash, equity-based compensation) plus the accrued cash expense for 2010 AIP bonus (taking into account bonus plan adjustments including exclusion of foreign currency gains and/or losses, and one-time non-recurring items that are not reflective of 2010 performance).

The Company must achieve the following 2010 Net Revenue and adjusted gross EBITDA financial targets for any payments under the 2010 Annual Incentive Plan:

A.	For Group A, the target award pool will fund if Net Revenue is $* million or adjusted gross EBITDA is $* million. The Net Revenue and Gross EBITDA performance conditions may be achieved independently. This portion will not exceed 100% of the target award pool for these plan participants. If the $* million Net Revenue performance condition is achieved but the $* Gross EBITDA performance condition is not achieved, the portion of the target award pool that will fund will be targeted to be 70% of the target award pool for these plan participants. If the $* million Gross EBITDA performance condition is achieved but the $* million Net Revenue performance condition is not achieved, the portion of the target award pool that will fund will be targeted to be 30% of the target award pool for these plan participants.

B.	For Group B, a portion of the target award pool will fund if Net Revenue is $* million or adjusted gross EBITDA is $* million. The Net Revenue and Gross EBITDA performance conditions may be achieved independently. This portion will be targeted to be 50% of the target award pool for these plan participants. If the $* million Net Revenue performance condition is achieved but the $* Gross EBITDA performance condition is not achieved, the portion of the target award pool that will fund will be targeted to be 70% of the aforementioned 50% of the target award pool for these plan participants. If the $* million Gross EBITDA performance condition is achieved but the $* million Net Revenue performance condition is not achieved, the portion of the target award pool that will fund will be targeted to be 30% of the aforementioned 50% of the target award pool for these plan participants.

C.

For Group B, a portion of the target award pool will fund if Net Revenue is between $* million and $* million or adjusted gross EBITDA is between $* million and $* million. The Net Revenue and Gross EBITDA performance conditions may be achieved independently. This portion will not exceed 100% of the target award pool for these plan participants. If Net Revenue is more than $* million and less than or equal to $* million but Gross EBITDA does not exceed $* million, the portion of the target award pool that will fund will be targeted to be 70% of the target award pool for these plan participants. If the Gross EBITDA is greater than $* million and less than or equal to $* million but Net Revenue does not exceed $* million, the portion of the target award pool that will fund will be targeted to be 30% of the target award pool for these plan participants.

D.	If Net Revenue is at least $* million and Gross EBITDA is greater than $* million, supplemental bonus funding will be made in cash. This supplemental bonus funding will be targeted at 50% of the excess of Gross EBITDA over $* million.

E.	Awards are to be paid in cash and common stock for Group A and Group B.

F.	Full year award pools will be uncapped.

G.	Each Participant whose 2010 Incentive Plan payout would be partly in shares of common stock will receive a restricted stock unit agreement for a number of shares of restricted stock. The exchange ratio will be valued throughout the year at the closing price of Company common stock on the date that the Compensation Committee approves the 2010 Incentive Plan. The value of the shares of restricted stock on the date of grant will be approximately equal to half of the annual target award for the Participant.

VII.	Individual Payments

The level of individual performance as determined by a Participant’s supervisor, in the exercise of the supervisor and the Company’s discretion, and reflected by the SAVVIS performance appraisal process may be a differentiating factor between Participants at the same plan level. Individual payments may vary based on individual performance and the achievement of Company’s EBITDA targets, but ultimately are in the discretion of the Company.

Individual performance will be assessed and rated against accomplishment objectives and competencies. All payments (below, at or above target) regardless of Participant category are discretionary based upon such factors as a discretionary assessment of individual performance by the Company. A Participant’s performance rating, as determined by the Company must be at least “Meets Expectations” in order to receive an award. “Meets Expectations” is defined as the absence of “Needs Improvement” in the “What/How” performance rating in the SAVVIS performance appraisal process.

Table 1: Plan Categories, Performance Criteria and Definitions

The description and identifiers below are intended to provide guidelines. They are not intended as a contractual commitment and may be interpreted by the Company in its sole discretion.

Category	Description	Identifiers	Payout Target

D	Managers with “People responsibility” or Directors without significant “People responsibility”

•     Managers with direct reports.

•     Directors with few or no direct reports, and have significant budget authority or span of control.

•     Typically manage specialized exempt and/or nonexempt employees at the first supervisory level in the organization. They ensure projects and work assignments are accomplished on schedule and within budget.

•     Directors without “people responsibility” typically serve as a consultant to senior management and as external spokesperson for the organization on issues pertaining to matters of company-wide significance.

12.5% Payable in cash and equity; Member of Group B.

E	Directors with “People responsibility” or Other Vice Presidents

•     Directors with direct reports.

•     Typically manage through first level managers and responsible for the successful operation of activities of a major significance (i.e., one or more large or sensitive business units).

•     Typically manage a large, critical business unit or multiple functions through subordinate managers or specialized exempt employees. They develop and administer budgets, schedules and performance measures.

•     Established organizational policies for the business unit and interprets, executes, and recommends modifications to company-wide policies.

•     High level professionals.

20% Payable in cash and restricted stock; Member of Group B.

F	Vice Presidents with “People responsibility”

Report directly to a Senior Executive and have “People responsibility”.

•     Typically responsible for a large segment of the employee population with major impact on the entire company. May be accountable for a major corporate function.

•     Direct significant corporate-wide functions requiring substantial managerial integration and breath across the organization.

•     Determine organizational structures and supervisory relationships for operating functions of strategic importance.

30% Payable in cash and restricted stock; Member of Group B.

G	Vice Presidents with “People Responsibility” and leading a major business unit with P&L responsibility	• Report to Executive Team with role of managing director or vice president leading business unit with P & L responsibility.	30 - 40% Payable in cash and restricted stock; Member of Group B; any exception will be notified.

H	Senior Executives	• Senior Executives and direct reports to CEO; Section 16 Officers of the Company; or other designated Executive Team Members.	Market-based targets, but contractual committed targets shall prevail. Payable in cash and restricted stock; Member of Group A.

Group A is defined as Senior Executives, Officers Group B is defined as Managers, Directors, and Vice Presidents

VIII.	Proprietary Information

The information contained in this document is proprietary to SAVVIS. The information in this document is not to be reproduced or disclosed outside SAVVIS.

IX.	Individual Participant Category Designation

Human Resources will manage the review and approval process for any potential changes to plan participants or bonus target levels.

X.	Changes to the Plan

SAVVIS reserves the right to, at any time and from time to time, amend, suspend, interpret, or terminate the 2010 Incentive Plan at any time prior to payout. Any questions regarding the interpretation of the Plan are in the discretion of the Company. Participants should receive timely communication of all change to the 2010 Incentive Plan. The 2010 Incentive Plan is subject, as applicable, to the terms and conditions outlined in the Amended and Restated 2003 Incentive Compensation Plan and any grant prescribed herein will also be subject to the applicable terms of the restricted stock unit agreement provided by the Company.